Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
DISH Network Corporation:

We consent to the use of our reports dated February 13, 2019, with respect to the consolidated balance sheets of DISH Network Corporation and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our audit report covering the December 31, 2018 consolidated financial statements refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers, as amended, effective January 1, 2018, and also references that the 2016 consolidated financial statements have been retrospectively revised for the effects of consolidating entities acquired under common control.

/s/ KPMG LLP

Denver, Colorado
November 6, 2019